Exhibit 10.30

Toxford Corporation

c/o Ace International S.A.

Place de Saint-Gervais 1, P.O. Box 2049

1211 Geneva 1

Switzerland

To: Telos Corporation

Attn: Ms. Therese K. Hathaway

Corporate Secretary

19886 Ashburn Road

Ashburn, VA 20147

Series A-1 and Series A-2 Redeemable Preferred Stock

Dear Ms. Hathaway:

It has been brought to our attention that Cudd & Co., the holder of 61.605 shares of Series A-1 Redeemable Preferred Stock (the “Series A-1 Shares”) of Telos Corporation (the “Corporation”) and 86.247 shares of Series A-2 Redeemable Preferred Stock (the “Series A-2 Shares” and, together with the Series A-1 Shares, the “Cudd Shares”) of the Corporation has offered to sell the Cudd Shares to the Corporation for a total purchase price of $430,000, such purchase price to include all of the Cudd Shares plus all dividends accrued on the Cudd Shares, the latter at a discount of 17.5%.

We herewith waive any right that we may have, in connection with the repurchase by the Corporation of the Cudd Shares, to have (i) any or all of the outstanding shares of Series A-1 Redeemable Preferred Stock or any or all of the outstanding shares of Series A-2 Redeemable Preferred Stock held by Toxford Corporation (together, the “Toxford Shares”) purchased or redeemed pro-rata pursuant to the charter of the Corporation, including without limitation Section 2(d) and Section 4(a) of each of the terms and conditions of the Series A-1 Redeemable Preferred Stock and the Series A-2 Redeemable Preferred Stock (together, the “Terms”) and (ii) any or all of the dividends accrued on the Toxford Shares declared, paid or set aside for payment pro rata pursuant to the charter of the Corporation, including without limitation Section 2(b) and Section 2(c) of each of the Terms, as a result of the payment of the dividends accrued on the Cudd Shares. We further herewith consent to the repurchase by the Corporation of the Cudd Shares. We understand that the Toxford Shares will remain outstanding following the repurchase by the Corporation of the Cudd Shares and that such repurchase will not affect dividends accrued on the Toxford Shares as of the date hereof and dividends will continue to accrue on the Toxford Shares in accordance with the Terms.